EXHIBIT 12(a)

UNITED RENTALS, INC.

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31
	1997	1998	1999	2000	2001	Nine Months Ended September 30, 2002
	(dollars in thousands)
Earnings:
Income before provision for income taxes and extraordinary items	$34,917	$78,297	$241,807	$301,496	$214,550	$163,014
Interest expense	11,847	64,157	139,828	228,779	221,563	146,206
Amortization of debt issuance costs	124	1,423	4,154	6,880	9,468	7,489
Interest portion of rent expense (1)	2,305	6,834	21,833	45,224	55,739	44,903

Earnings as adjusted	$49,193	$150,711	$407,622	$582,379	$501,320	$361,612

Fixed charges:
Interest expense	$11,847	$64,157	$139,828	$228,779	$221,563	$146,206
Amortization of debt issuance costs	124	1,423	4,154	6,880	9,468	7,489
Interest portion of rent expense (1)	2,305	6,834	21,833	45,224	55,739	44,903

Fixed charges	$14,276	$72,414	$165,815	$280,883	$286,770	$198,598

Ratio of earnings to fixed charges	3.4x	2.1x	2.5x	2.1x	1.7x	1.8x

(1)    The interest portion of rent expense is estimated to be one-third of rent expense.